Exhibit 99.1

LETTER TO THE COMMISSION PURSUANT TO TEMPORARY NOTE 3T

CC V HOLDINGS, LLC
CC V HOLDINGS FINANCE, INC.
12405 Powerscourt Drive, Suite 100
St. Louis, Missouri 63131

March 29, 2002

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

         Pursuant to temporary note 3T, CC V Holdings, LLC and CC V Holdings Finance, Inc. have obtained a letter of representation from Arthur Andersen stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen was not relevant to the audit.

Very truly yours,

CC V HOLDINGS, LLC

CC V HOLDINGS FINANCE, INC.

By:	/s/ Kent D. Kalkwarf

Executive Vice President, Chief Financial Officer